Exhibit 99.1

LifeCell Corporation
NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS RECORD FINANCIAL RESULTS:
SECOND QUARTER 2006 PRODUCT REVENUES UP 60%

Company Increases Full Year 2006 Revenue and Earnings Guidance

BRANCHBURG, NJ, July 27, 2006 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the second quarter ended June 30, 2006. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss second quarter 2006 financial results and expected financial performance for full year 2006.

Second Quarter 2006 Results

Product revenues for the second quarter were $35.7 million, up 60%, compared to $22.3 million reported for the same period in 2005. The increase in product revenues was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 73% to $30.3 million in the current quarter compared to $17.6 million in the second quarter of 2005. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased to $2.3 million in the quarter from $2.0 million in the second quarter of 2005. GraftJacket® revenues represented $1.9 million in the quarter compared to $1.7 million in the prior year quarter. Repliform® revenues increased in the quarter to $2.0 million from $1.6 million in the same quarter in 2005.

Operating income for the second quarter of 2006 increased 66% to $8.6 million compared to operating income of $5.2 million in the second quarter of 2005. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. Share-based compensation expense recognized under SFAS 123R for the three months ended June 30, 2006 was $2.0 million, whereas there was no share-based compensation expense recognized in the second quarter of 2005.

Net income for the second quarter of 2006 was $5.1 million, or $0.15 per diluted share, compared to net income of $3.6 million, or $0.11 per diluted share in the second quarter of 2005. As noted above, since the Company adopted the provisions of SFAS 123R on a prospective basis, we did not adjust prior year reported results. If compensation expense was recorded for share-based payments in the second quarter of 2005, adjusted net income, including share-based compensation, would have been $3.0 million, or $0.09 per diluted share. Adjusted net income is considered non-GAAP financial information and a reconciliation of reported net income to adjusted net income is included in the attached financial tables.

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Year-To-Date 2006 Results

Product revenues for the first six months were $66.2 million, up 58%, compared to $42.0 million reported for the same period in 2005. The increase in product revenues was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 71% to $55.6 million in the first six months of 2006 compared to $32.5 million in the first six months of 2005. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased to $4.5 million in the first six months from $3.8 million in the first six months of 2005. GraftJacket® revenues represented $3.7 million in the first half of 2006 compared to $3.1 million in the prior year quarter. Repliform® revenues increased in the first six months to $4.1 million from $3.3 million in the same period in 2005.

Operating income for the first six months of 2006 increased 77% to $15.2 million compared to operating income of $8.6 million in the first six months of 2005. Share-based compensation expense recognized under SFAS 123R for the first six months ended June 30, 2006 was $3.8 million, whereas there was no share-based compensation expense recognized in the first six months of 2005.

Net income for the first six months of 2006 was $9.2 million, or $0.27 per diluted share, compared to net income of $5.7 million, or $0.17 per diluted share in the first six months of 2005. As noted above, since the Company adopted the provisions of SFAS 123R on a prospective basis, we did not adjust prior year reported results. If compensation expense was recorded for share-based payments in the first six months of 2005, adjusted net income, including share-based compensation, would have been $4.7 million, or $0.15 per diluted share. Adjusted net income is considered non-GAAP financial information and a reconciliation of reported net income to adjusted net income is included in the attached financial tables.

LifeCell’s balance sheet remains strong with $61.7 million of cash and investments and no debt at June 30, 2006.

Full Year 2006 Financial Outlook

Based on the Company’s second quarter 2006 operating results and expectations for the remainder of 2006, the Company now anticipates product revenues for full year 2006 in the range of $143.0 million to $148.0 million, compared to the previous range of $130.0 million to $138.0 million. The revised product revenue range represents anticipated annualized growth between 53% and 59%, compared with 2005 product revenues of $93.3 million. The Company expects its product revenue mix in 2006 to be approximately 88% reconstructive, 6% orthopedic and 6% urogynecology.

The Company also increased its 2006 operating income target to a range of $34.0 million to $36.0 million, compared to the previous range of $28.0 million to $32.0 million. The revised operating income range includes expected non-cash stock based compensation expense of approximately $8 million. The Company expects net research and development spending in 2006 to represent approximately 12% of expected 2006 product revenue.

Diluted net income per share is expected to be in the range of $0.60 to $0.63, including expected share-based compensation of approximately $0.17 per share. The Company’s previous range for diluted net income per share was $0.50 to $0.56. Excluding share-based compensation, the revised range for diluted net income per share is $0.77 to $0.80. Diluted net income per share excluding share-based compensation is considered non-GAAP financial information. The Company has included this information as a supplement to the GAAP basis presentation to enhance the overall understanding of the Company’s expected future financial performance. Actual results of operations in 2006 will include the impact of stock based compensation.

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Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (800) 565-5442 / domestic or (913) 312-1298 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available until August 1, 2006. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 4643041.

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biosurgery market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2006 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended June 30, 2006. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2006 operating results. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims;  our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update the information contained in this news release.

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Non-GAAP Financial Information

As noted above, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. The table below shows what prior year adjusted net income would have been if share-based compensation expense was recorded in the three-month and six-month periods ended June 30, 2005. The Company provides non-GAAP financial measures including adjusted net income and adjusted net income per share as a supplement to GAAP financial information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluating the Company’s results of operations, period over period. Investors should consider these non-GAAP measures as a supplement to, and not a substitute for financial information prepared on a GAAP basis.

Reconciliation of Non-GAAP Net Income and Net Income per Share

	(Unaudited) Three Months Ended June 30,	(Unaudited) Six Months Ended June 30, 2005
	2005	2005
Net income, as reported (GAAP)	$3,580,000	$5,709,000
Less: Total share-based compensation expenses determined under fair value based method for all awards net of related tax effects	(532,000)	(1,031,000)
Adjusted net income (non-GAAP)	$3,048,000	$4,678,000

Diluted net income per common share:
As Reported (GAAP)	$0.11	$0.17
Adjusted (non-GAAP)	$0.09	$0.15

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Product revenues	$35,684,000	$22,302,000	$66,207,000	$42,016,000
Research grant revenues	437,000	385,000	579,000	551,000
Total revenues	36,121,000	22,687,000	66,786,000	42,567,000

Costs and Expenses:
Cost of products sold	10,329,000	6,551,000	19,310,000	12,735,000
Research and development	3,976,000	2,660,000	7,431,000	4,686,000
General and administrative	4,709,000	2,752,000	9,024,000	5,164,000
Selling and marketing	8,519,000	5,545,000	15,802,000	11,405,000
Total costs and expenses	27,533,000	17,508,000	51,567,000	33,990,000

Income from operations	8,588,000	5,179,000	15,219,000	8,577,000

Interest and other income , net	637,000	191,000	1,125,000	312,000

Income before income taxes	9,225,000	5,370,000	16, 344,000	8,889,000

Income tax provision, net	4,117,000	1,790,000	7,173,000	3,180,000

Net income	$5,108,000	$3,580,000	$9,171,000	$5,709,000

Net income per common share:
Basic	$0.16	$0.12	$0.28	$0.19
Diluted	$0.15	$0.11	$0.27	$0.17
Shares used in computing net income per common share:
Basic	32,724,000	30,391,000	32,601,000	29,817,000
Diluted	33,904,000	32,965,000	33,738,000	32,623,000

Selected Balance Sheet Data:	June 30,	December 31,
	2006	2005
Cash, cash equivalents and investments	$61,674,000	$48,067,000
Receivables, net of allowance	20,124,000	15,786,000
Inventories	16,595,000	12,536,000
Accounts payable & accrued liabilities	17,857,000	14,725,000
Working capital	89,513,000	73,209,000
Total assets	128,975,000	106,998,000
Total debt obligations	-	-
Total stockholders’ equity	111,118,000	92,070,000